EXHIBIT 99.1

               AES COMPLETES SALE OF CILCORP TO AMEREN CORPORATION

    $1.4 Billion Transaction Significantly Enhances Parent Company Liquidity

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ARLINGTON, VA, January 31, 2003- The AES Corporation (NYSE: AES) announced today that it has completed the sale of Cilcorp Inc. (Cilcorp), a utility holding company whose largest subsidiary is Central Illinois Light Company (CILCO), to Ameren Corporation (Ameren) in a transaction valued at $1.4 billion. This sale was a condition to the regulatory approvals obtained in connection with AES's acquisition of IPALCO in 2001.

In connection with the transaction, Ameren has indirectly assumed debt and preferred stock of Cilcorp amounting to approximately $900 million. The related sale of Medina Valley Cogen, a 40 MW gas-fired cogeneration facility located in CILCO's territory, to Ameren is expected to close next week following the consent of the project lenders.

The purchase price is subject to certain adjustments for working capital and other changes pending the finalization of Cilcorp's closing balance sheet, which should be completed within a few months.

Paul Hanrahan, President and Chief Executive Officer, stated, "The approximately $500 million in net equity proceeds (after expenses) from this sale allows us to reduce parent debt by approximately $250 million and enhances our liquidity by $250 million, further demonstrating that earlier liquidity concerns are behind us. The completion of these transactions also highlights AES's ability to execute fair value asset sales, even in today's challenging environment. We continue to make progress on the sale of other non-strategic assets as we focus on strengthening our balance sheet."

Lenny Lee, Vice-President of The AES Corporation said, "We are pleased to have completed the sale of Cilcorp expeditiously. Ameren has the resources and demonstrated commitment to continue CILCO's tradition of quality service and community support for the people of Central Illinois. This transaction also represents a tremendous benefit to AES's liquidity position and the overall financial stability of the company."

The transaction was announced on April 28, 2002. The closing followed the receipt of approvals from the Illinois Commerce Commission (ICC), Federal Energy Regulatory Commission (FERC) and Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 (PUHCA), as well as clearance from the U.S. Department of Justice (DOJ) under the Hart-Scott Rodino Antitrust Improvements Act.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain "forward-looking statements" regarding The AES Corporation's business. These statements are not historical facts, but statements that involve risks and uncertainties. Actual results could differ materially from those projected in these forward-looking statements.

For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

AES is a leading global power company comprised of contract generation, competitive supply, large utilities and growth distribution businesses.

The company's generating assets include interests in 176 facilities totaling over 60 gigawatts of capacity, in 33 countries. AES's electricity distribution network sells 108,000 gigawatt hours per year to over 16 million end-use customers.

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For more general information visit our web site at www.aes.com or contact investor relations at investing@aes.com.